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                                                            Exhibit 99.(d)(iii)

                         EXPENSE REIMBURSEMENT AGREEMENT

         THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of October 2004 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Tax-Free Income Fund, Inc. (the "Tax-Free Fund") with respect to the Lord Abbett National Tax-Free Income Fund, Lord Abbett California Tax-Free Income Fund High, Lord Abbett Connecticut Tax-Free Income Fund, Lord Abbett Hawaii Tax-Free Income Fund, Lord Abbett Minnesota Tax-Free Income Fund, Lord Abbett Missouri Tax-Free Income Fund, Lord Abbett New Jersey Tax-Free Income Fund, Lord Abbett New York Tax-Free Income Fund, Lord Abbett Texas Tax-Free Income Fund, Lord Abbett Washington Tax-Free Income Fund (the "Fund").

         In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

         1. Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety-five basis points (.95%) for Class A shares of the Fund (b) one hundred and sixty basis points (1.60%) for Class B shares of the Fund if applicable (c) one hundred and sixty basis points (1.60%) for Class C shares of the Fund if applicable (d) one hundred and five basis points (1.05%) for Class P shares of the Fund of the average daily net assets in the Fund for the time period set forth below.

         2. Lord Abbett's commitment described in paragraph 1 will be effective from October 1, 2004 through September 30, 2005.


         IN WITNESS WHEREOF, Lord Abbett and the Tax-Free Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, and the Tax-Free Fund has affixed its corporate seal hereto, all on the day and year first above written.

                                       LORD ABBETT TAX-FREE  INCOME FUND


                                       By:   /s/ Robert S. Dow
                                             -----------------
                                             Robert S. Dow
                                             Chairman of the Board


                                       LORD, ABBETT & CO. LLC


                                       By:   /s/ Paul A. Hilstad
                                             -------------------
                                             Paul A. Hilstad
                                             Member and General Counsel